Exhibit 1
Occidental Adopts Limited Duration Stockholder Rights Plan

HOUSTON – March 13, 2020 – The Board of Directors of Occidental Petroleum Corporation (“Occidental” or “the Company”) (NYSE: OXY) today adopted a limited duration stockholder rights plan (the “Rights Agreement”) and declared a dividend of one “Right” for each outstanding share of Occidental common stock. The Board will submit the Rights Agreement to a vote at the Company’s 2020 annual meeting, and the Rights will expire following the meeting if Occidental stockholders do not adopt a proposal to approve the Rights Agreement. If Occidental stockholders approve the proposal, the Rights Agreement will, by its terms, expire in one year.

“The limited duration rights plan, which Occidental stockholders will have the opportunity to vote on at the 2020 annual meeting, is intended to enable all stockholders to realize the long-term value of their investment in Occidental,” said Jack Moore, Independent Vice Chairman and Incoming Chairman of Occidental’s Board. We adopted the Rights Agreement to protect stockholders from efforts to capitalize on recent market volatility and macroeconomic conditions to gain control of the company without paying all stockholders an appropriate premium for that control.”

Pursuant to the Rights Agreement, Occidental is issuing one Right for each current share of common stock outstanding at the close of business on March 23, 2020. Initially, these rights will not be exercisable and will trade with the shares of Occidental’s common stock.

The Rights will be exercisable only if a person or group acquires 15% (or 20% in the case of passive institutional investors, as described in the Rights Agreement) or more of Occidental’s common stock in a transaction not approved by Occidental’s Board of Directors. If a person or group acquires 15% (or 20% in the case of passive institutional investors) or more of Occidental’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to receive upon exercise of such Right that number of shares of common stock having a market value of two times the exercise price of $55.00 per right.

Occidental’s Board of Directors may cause Occidental to redeem the Rights for $0.0001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on the earlier of March 11, 2021 and the day following the certification of the voting results of the Company’s 2020 annual meeting of stockholders, if the Rights Agreement is not approved by the stockholders at such annual meeting. The Rights may expire at an earlier date if redeemed or exchanged by the Company or upon the occurrence of certain transactions.

Additional details about the Rights Agreement will be contained in a Form 8-K to be filed by Occidental with the U.S. Securities and Exchange Commission.

About Occidental

Occidental is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. We are the leading producer and largest acreage holder in the Permian Basin. Occidental is advancing a lower-carbon future with our subsidiary Oxy Low Carbon Ventures, which promotes innovative technologies that drive cost efficiencies and economically grow our business while reducing emissions. Occidental’s midstream and marketing segment provides flow assurance for our oil and gas segment, while maximizing the value of our products. OxyChem, our chemical subsidiary, is among the top three U.S. producers for the principal products it manufactures and markets. Occidental posts or provides links to important information on our website at oxy.com.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about Occidental’s expectations, beliefs, plans or forecasts.  Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which involve factors or circumstances that are beyond Occidental’s control.  Actual results may differ from anticipated results, sometimes materially, and reported or expected results should not be considered an indication of future performance.

Factors that could cause actual results to differ and that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A “Risk Factors” of Occidental’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its subsequently filed Quarterly Reports on Form 10-Q, and in Occidental’s other filings with the U.S. Securities and Exchange Commission (“SEC”).

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements.  Further, any forward-looking statement speaks only as of the date of this communication and, unless legally required, Occidental does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

Additional Information and Where to Find It

Occidental intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Occidental’s 2020 Annual Meeting of Stockholders.  This communication is not a substitute for any proxy statement or other document that Occidental may file with the SEC in connection with any solicitation by Occidental.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY OCCIDENTAL AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION BY OCCIDENTAL.  Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Occidental free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Occidental will also be available free of charge by accessing Occidental’s website at www.oxy.com.

Participants

Occidental, its directors and executive officers and other members of management and employees are or will be participants in the solicitations of proxies by Occidental. Information about Occidental’s executive officers and directors, and their ownership of Occidental by security holdings or otherwise, is available in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 28, 2020, in its proxy statement for the 2019 Annual Meeting which was filed with the SEC on March 28, 2019 and in its Form 8-K which was filed with the SEC on January 7, 2020.  To the extent holdings of Occidental securities reported in the proxy statement for the 2019 Annual Meeting or in such Form 8-K have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC.  These documents are available free of charge at the SEC’s website at www.sec.gov.

Contacts
Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:
Jeff Alvarez
713-215-7864
jeff_alvarez@oxy.com

Dan Burch
MacKenzie Partners, Inc.
212-929-5748
dburch@mackenziepartners.com